FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST PURCHASES MAJOR FACILITY IN FLORIDA MARKING ITS FIFTH ACQUISITION IN THIS MARKET

OAKLAND PARK, Fla. - April 16, 2010 - In an all-cash transaction, Strategic Storage Trust, Inc. (SSTI) - a publicly registered non-traded REIT targeting the self storage market - recently acquired an approximately 1,600-unit self storage facility located in Oakland Park, Fla.

"Our fifth Florida acquisition adds to our presence in Broward County, one of the fastest growing areas in the nation," said H. Michael Schwartz, SSTI's chairman and CEO. "This is a great fit for our growing brand. The opportunity to expand with this market holds great potential for us."

The property located at 4950 N Dixie Hwy was developed in 1987 and contains approximately 93,700 net rentable square feet on 2.95 acres. The four-level building is five miles north of downtown Fort Lauderdale, 26 miles north of Miami and adjacent to I-75, I-595 and SR 84 interchanges. Property details include 21 RV parking spaces, a cell tower, digital surveillance, freight elevators, and five of the units offer storefront retail space.

"The Florida market has significant opportunity," said Wayne Johnson, Senior Vice President of Acquisitions for SSTI. "We are pleased with the high quality of storage we can provide to the Ft. Lauderdale market and surrounding region with this acquisition."

Oakland Park is located in Broward County, the second most populous county in Florida. The facility is strategically located a short drive from Fort Lauderdale, which is among the fastest-growing areas in the nation, but has limited land available for new development. In addition, the county offers one of the most desirable climates in the United States and has a wide variety of recreational opportunities and cultural amenities. The Port Everglades Seaport is the deepest in the Southeast and is the third busiest cruise port in the world.

SSTI currently owns four other self storage facilities in Florida:

  1396 Capital Circle NE in Tallahassee: 23 buildings with approximately 1,550 units.
  16400 State Rd. 84 in Weston: Four-story building with approximately 650 units located 33 miles north of Miami.
  15 McClure Drive in Gulf Breeze: Eight single-story buildings with approximately 700 units located outside of Pensacola.
  4761 Gulf Breeze Pkwy. in Gulf Breeze: Four single-story buildings with approximately 290 units located outside of Pensacola.

Since the launch of SSTI two years ago, SSTI's portfolio of wholly-owned properties has expanded to include 31 properties in 14 states (Alabama, Arizona, California, Florida, Georgia, Kentucky, Mississippi, Nevada, New Jersey, Pennsylvania, South Carolina, Tennessee, Texas and Virginia.)

About Strategic Storage Trust, Inc.

SSTI is a publicly registered ($1 billion of common stock registered) non-traded REIT with a portfolio that currently includes approximately 21,700 self storage units and 2.7 million rentable square feet of storage space. SSTI's sponsor is Strategic Capital Holdings, which manages a growing portfolio of over 6.2 million square feet of commercial properties, including 4.6 million square feet of self storage facilities, with a combined market value of over $670 million. For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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